As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

Jones Lang LaSalle Incorporated

(Exact name of registrant as specified in its charter)

Maryland	36-4150422
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

HFF, Inc. 2016 Equity Incentive Plan

(Full title of the plan)

Alan K. Tse

Global Chief Legal Officer and Corporate Secretary

Jones Lang LaSalle Incorporated

200 East Randolph Drive

Chicago, Illinois 60601

(312) 782-5800

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	707,713 shares(3)	$135.55(2)	$95,930,497.15(2)	$11,626.78(2)

(1)

This Registration Statement on Form S-8 shall also cover any additional shares of common stock of Jones Lang LaSalle Incorporated (the “Registrant”) that become issuable under the HFF, Inc. 2016 Equity Incentive Plan (the “HFF Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)

Calculated solely for the purpose of calculating the amount of the registration fee under Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low prices of common stock of the Registrant on June 26, 2019 as reported on the NYSE.

(3)

Represents shares of common stock authorized to be issued under the HFF Plan, which was assumed by the Registrant in connection with its acquisition of HFF, Inc. (“HFF”) pursuant to an Agreement and Plan of Merger, dated as of March 18, 2019 (as amended from time to time), by and among the Registrant, JLL CM, Inc., JLL CMG, LLC and HFF.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purpose of registering shares of common stock, par value $0.01 per share (the “Common Stock”), of Jones Lang LaSalle Incorporated (the “Registrant”) that may be issued pursuant to future equity awards granted under the HFF, Inc. 2016 Equity Incentive Plan (the “HFF Plan”). The HFF Plan was assumed by the Registrant in connection with its acquisition of HFF, Inc. (“HFF”) pursuant to an Agreement and Plan of Merger, dated as of March 18, 2019 (as amended from time to time), by and among the Registrant, JLL CM, Inc., JLL CMG, LLC and HFF.

Part I

Information Required in the Section 10(a) Prospectus

The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement is omitted from this Registration Statement in accordance with the note to Part I of Form S-8. The Registrant will send or give to each holder of awards granted under the HFF Plan a copy of the prospectus or documents containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the prospectus for the HFF Plan is not being filed with or included in this Registration Statement. The prospectus for the HFF Plan and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 26, 2019;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 8, 2019;

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Stockholders, filed with the SEC on April 18, 2019;

(d)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on March 5, 2019, March 21, 2019, June 4, 2019, June 28, 2019 and July 1, 2019; and

(e)

The description of the Registrant’s Common Stock contained in its registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed (but not “furnished”) by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The following is a description of the general effect of the Maryland General Corporation Law (the “MGCL”), the Registrant’s Articles of Restatement, filed with the State Department of Assessments and Taxation of Maryland on June 24, 2014 (the “Charter”), the Third Amended and Restated Bylaws of the Registrant, effective as of March 2, 2018 (the “Bylaws”), and certain contracts under which directors or officers of the Registrant may be insured or indemnified against liability that such directors or officers may incur in such capacity.

The Charter and the Bylaws provide that the Registrant shall indemnify and advance expenses to its directors and officers to the maximum extent permitted by Maryland law, provided that the Registrant will not be obligated to indemnify any director or officer in connection with any proceeding initiated by such director or officer (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by the board of directors of the Registrant. Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit or profit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law and the Charter permit the Registrant to indemnify its employees and agents to the same extent as the Registrant’s directors and officers and to such further extent as is consistent with law.

The Registrant maintains directors’ and officers’ liability insurance and has also previously entered into indemnification agreements with certain of its directors and officers under which the Registrant agrees to indemnify such persons against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Registrant. The indemnification agreements indemnify and provide for the advancement of expenses to the Registrant’s directors and officers to the fullest extent permitted by the MGCL.

The foregoing statements are subject to the detailed provisions of the MGCL, the Charter and the Bylaws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Articles of Restatement of Jones Lang LaSalle Incorporated, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (File No. 001-13145).

4.2	Third Amended and Restated Bylaws of Jones Lang LaSalle Incorporated, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated March 8, 2018 (File No. 001-13145).

4.3	Form of certificate representing shares of Jones Lang LaSalle Incorporated Common Stock, incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 001-13145).

*5.1	Opinion of Morrison & Foerster LLP.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

*24.1	Power of Attorney (included on signature page).

*99.1	HFF, Inc. 2016 Equity Incentive Plan

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of July, 2019.

JONES LANG LASALLE INCORPORATED

By:	/s/ Stephanie Plaines
	Name:	Stephanie Plaines
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these present, each person whose signature appears below hereby appoints each of Christian Ulbrich, President and Chief Executive Officer, Stephanie Plaines, Chief Financial Officer, and Alan K. Tse, Global Chief Legal Officer and Corporate Secretary, and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement and all instruments necessary or incidental in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian Ulbrich Christian Ulbrich	President and Chief Executive Officer and Director (principal executive officer)	July 1, 2019

/s/ Stephanie Plaines Stephanie Plaines	Chief Financial Officer (principal financial officer)	July 1, 2019

/s/ Louis F. Bowers Louis F. Bowers	Global Controller and Principal Accounting Officer (principal accounting officer)	July 1, 2019

/s/ Sheila A. Penrose Sheila A. Penrose	Chairman of the Board of Directors and Director	July 1, 2019

/s/ Hugo Bagué Hugo Bagué	Director	July 1, 2019

/s/ Matthew Carter, Jr. Matthew Carter, Jr.	Director	July 1, 2019

/s/ Samuel A. Di Piazza, Jr. Samuel A. Di Piazza, Jr.	Director	July 1, 2019

/s/ Ming Lu Ming Lu	Director	July 1, 2019

/s/ Bridget Macaskill Bridget Macaskill	Director	July 1, 2019

/s/ Martin H. Nesbitt Martin H. Nesbitt	Director	July 1, 2019

/s/ Jeetendra I. Patel Jeetendra I. Patel	Director	July 1, 2019

/s/ Ann Marie Petach Ann Marie Petach	Director	July 1, 2019